Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
March 24, 2017	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
e.l.f. Beauty, Inc.	Madrid	Washington, D.C.
Milan

570 10th Street

Oakland, California 94607

Re:	Registration Statement on Form S-1 File No. 333-216720 Public Offering of up to 8,050,000 Shares of Common Stock of e.l.f. Beauty, Inc.

Ladies and Gentlemen:

We have acted as special counsel to e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2017 (Registration No. 333-216720) (as so filed and as amended, the “Registration Statement”). The Registration Statement relates to the registration of 7,000,000 shares of common stock, $0.01 par value per share, of the Company, all of which are being offered by certain selling stockholders (the “Selling Stockholders”) of the Company, and 1,050,000 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted to the underwriters by certain of the Selling Stockholders (collectively, the “Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

March 24, 2017

1. When the 11,500 Shares to be issued pursuant to the exercise of options granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (for not less than par value) in the circumstances contemplated by the Plan, the issue and sale of such Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

2. The remaining 8,038,500 Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP